                                                                                        FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. ANNOUNCES EXTENSION OF RIGHTS OFFERING

NAPLES, FL. January 7, 2011 – TIB Financial Corp. (NASDAQ: TIBBD) (the “Company”) announced today that it is extending its ongoing subscription rights offering to give participants additional time to exercise subscription rights in light of the interruptions in transportation systems during the recent holiday season. Accordingly, holders of the subscription rights will now have until 5:00 p.m., New York City time, on January 18, 2011 to exercise their rights. The rights offering was originally scheduled to expire on January 10, 2011.

Under the terms of the rights offering, the Company distributed, at no charge to holders of its common stock as of 4:01 p.m., New York City time on July 12, 2010, rights to purchase shares of the Company’s common stock at a subscription price of $15.00 per full share.

If you hold your shares of the Company’s common stock in a brokerage account and wish to exercise your subscription rights, you should follow the instructions from your broker. If you have not heard from your broker and you wish to participate in the rights offering, please contact your broker.

Participants in the Company’s Employee Stock Ownership Plan with 401(k) Provisions (the “Plan”) who wish to exercise rights held within the Plan will now have until 5:00 p.m., New York City time, on January 12, 2011 to deliver their election forms to Ingham Retirement Group and exercise those rights.  Participants in the Plan who elect to exercise their rights during the extended offering period must ensure that the total amount of the funds required for such exercise has been allocated to the Fidelity Retirement Money Market Fund in their Plan account by 4:00 p.m., New York City time, on January 12, 2011.  With respect to participants in the Plan who elected on or prior to January 4, 2011 to exercise their rights, there is no further action necessary to exercise the rights held in their Plan accounts; funds from your Plan account will be held separately during the extended offering period until the expiration of the offering period when rights will be exercised. No subscription rights held by the Plan will be exercised if the per share closing price of the Company’s common stock on January 14, as reported by NASDAQ, is not greater than or equal to the subscription price of $15.00 per share.

Please review the Company’s prospectus dated December 17, 2010 for a complete description of all of the terms of the rights offering.  Other than the extension of the expiration date of the rights offering described above, all of the offering terms described in the prospectus remain the same and apply during the extended period of the offering.

Any questions about the rights offering may be directed to Phoenix Advisory Partners, LLC, our information agent, at (800) 576-4314.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.7 billion in total assets and 27 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $184 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Forward-looking Statements

Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.